Exhibit 99.1

U.S. Physical Therapy Reports 2013 Results

Company Increases Quarterly Dividend by 20% and Issues Earnings Guidance for 2014

HOUSTON--(BUSINESS WIRE)--March 6, 2014--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2013.

U.S. Physical Therapy’s net income attributable to common shareholders from continuing operations for the three months ended December 31, 2013 was $3.9 million and diluted earnings per share were $0.32.

Net income attributable to common shareholders from continuing operations for the year 2013 was $17.5 million and diluted earnings per share were $1.45.

In the third quarter of 2013, the Company sold the remaining piece of its former Physician Services business, which was treated as a discontinued operation for financial reporting purposes. During the year the Company incurred losses from physician services of $4.8 million, or $0.40 per diluted share, which represents the operational loss of the business and write-down of its net assets, inclusive of intangible assets, less sale proceeds net of appropriate reserves. Net income attributable to common shareholders, inclusive of discontinued operations for 2013, was $12.7 million, or $1.05 per diluted share.

Fourth Quarter 2013 Compared to Fourth Quarter 2012 from Continuing Operations

  Net revenues increased 10.0% from $62,381,000 in the fourth quarter of 2012 to $68,605,000 in the fourth quarter of 2013, due to an increase in visits of 11.1% from 574,000 to 638,000 offset by a decrease in the average net patient revenue per visit of $.85 to $105.47 from $106.32.
  Total clinic operating costs were $52,467,000, or 76.5% of net revenues, in the fourth quarter of 2013, as compared to $48,002,000, or 76.9% of net revenues, in the 2012 period. The increase was attributable to $4,497,000 in operating costs of new clinics opened or acquired in the past 12 months offset by a reduction in operating costs of $32,000 for those clinics opened or acquired prior to the past 12 months. The fourth quarter 2013 results include a pre-tax charge of $850,000 for an estimated refund due to a payor for overpayments to a partnership clinic group over several years. Without that expense operating costs in the recent quarter for older clinics would have decreased by $882,000. Total clinic salaries and related costs, including that from new clinics, were 53.2% of net revenues in the recent quarter versus 53.9% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 21.5% for the recent quarter versus 20.9% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.4% for the 2013 period and 1.9% in the 2012 period.
  The gross margin for the fourth quarter of 2013 increased by 12.2% to $16,138,000 from $14,379,000 in the fourth quarter of 2012. The gross margin percentage was 23.5% for the 2013 quarter as compared to 23.1% for the comparable 2012 period.
  Corporate office costs were $6,766,000 in the fourth quarter of 2013 as compared to $6,078,000 in the 2012 fourth quarter. Corporate office costs were 9.9% of net revenues in the 2013 period and 9.7% in the 2012 period.
  Operating income for the recent quarter increased by 12.9% to $9,372,000 compared to $8,301,000 in the 2012 fourth quarter.
  Interest expense was $140,000 in the fourth quarter of 2013 versus $108,000 in the fourth quarter of last year.
  The provision for income taxes for the 2013 period includes $569,000 which represents an adjustment of $393,000 related to the year 2012 from the completion of the income tax reconciliation between the tax returns and provision for 2012 (“tax true-up”) and $156,000 to increase the 2013 effective tax rate to 40%. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 33.6% in the 2012 period. For the 2012 period, the income tax provision was reduced by $350,000 related to the write down of an intercompany loan that was charged to additional-paid-in-capital and is tax deductible.
  Net income attributable to non-controlling interests, inclusive of discontinued operations, was $1,893,000 in the recent quarter as compared to $1,750,000 in the year earlier period.

  Net income attributable to common shareholders for the three months ended December 31, 2013 was $3,903,000 compared to $4,230,000 for the three months ended December 31, 2012. Diluted earnings per share were $0.32 for the 2013 period and $0.35 for the 2012 period.
  Same store visits increased 4.0% for de novo and acquired clinics open for one year or more while revenue increased 2.4% as the average net rate per visit decreased by $1.60.

Year 2013 Compared to Year 2012 from Continuing Operations Unless Otherwise Noted

  Net revenues increased 5.8% from $249,651,000 in 2012 to $264,058,000 in 2013, due to a 5.5% increase in visits from 2,314,000 to 2,441,000 and an increase in the average net patient revenue per visit to $105.83 from $105.50 in 2012.
  Total clinic operating costs were $199,357,000 or 75.5% of net revenues in 2013 as compared to $186,741,000 or 74.8% of net revenues in 2012. The increase was primarily attributable to $10,220,000 in operating costs of new clinics opened or acquired in the past 12 months and an increase in operating costs of $6,270,000 for those clinics opened or acquired in 2012 offset by a decrease in operating costs of $3,874,000 for those clinics opened or acquired prior to 2012. Included in the 2013 results is a pre-tax charge of $850,000 related to an estimated refund due to a payor for overpayments to a partnership clinic group over several years. Without this charge, operating costs for those clinics opened or acquired prior to 2012 would have been reduced by $4,724,000. Clinic salaries and related costs were 53.7% of net revenues in 2013 versus 52.7% in 2012. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.0% for 2013 versus 20.1% in 2012. The provision for doubtful accounts as a percentage of net revenues was 1.7% for 2013 versus 1.9% in 2012.
  Gross margin for 2013 was $64,701,000, or 24.5%, compared to $62,910,000, or 25.2%, for 2012.
  Corporate office costs were $25,931,000 in 2013 as compared to $24,504,000 in 2012. Corporate office costs were 9.8% of net revenues in both 2013 and 2012.
  Operating income for 2013 was $38,770,000 compared to $38,406,000 in 2012.
  Interest expense was $538,000 in 2013 versus $557,000 in 2012.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 41.1% in 2013 and 38.1% in 2012. For 2013, the provision for income taxes for the 2013 period includes an adjustment of $393,000 related to the tax true-up for 2012. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests is 40% for 2013 and expected to be at a comparable tax rate in 2014. For the 2012 period, the income tax provision was reduced by $350,000 related to the write down of an intercompany loan that was charged to additional-paid-in-capital and is tax deductible.
  Net income attributable to non-controlling interests, inclusive of discontinued operations, was $8,273,000 in 2013 as compared to $8,284,000 in 2012.

  Net income attributable to common shareholders was $17,492,000 in 2013 as compared to $18,212,000 in 2012. Diluted earnings per share were $1.45 for 2013 as compared to $1.53 for 2012.
  Same store visits increased 1.5% and same store revenue increased 1.0% while the average net rate per visit was down $0.52.

Larry McAfee, Chief Financial Officer, noted, “The Company experienced a nice pick-up in patient volume in the fourth quarter. Unfortunately this was somewhat overshadowed by the combined $.09 per share impact from the payor refund and the tax adjustment.”

Chris Reading, Chief Executive Officer, said, “2013 was in many ways a challenging year largely as a result of government reimbursement cuts, however, I am proud of our team for rising to the challenge. We were able to finish 2013 with same store volume growth for both the quarter as well as the year. Additionally, this was by far the best development year in the Company’s history. We made five acquisitions adding 42 clinics. These new partnerships, in combination with our strong base of existing partners, position us well for 2014. Given the continued challenges for standalone physical therapy practices, we expect to continue to provide a good home to those owners who wish to partner with a company which will robustly support them.”

Management Earnings Guidance

U.S. Physical Therapy’s management expects the Company’s earnings from continuing operations for the year 2014 to be in the range of $18.8 million to $19.6 million in net income and $1.54 to $1.60 in diluted earnings per share. This guidance range is net of approximately a $.07 to $.08 earnings per share impact from MPPR and Sequestration being in effect for 12 months in 2014 as compared to nine months in 2013. Additionally through March 5, 2014, management estimates that although new patient referrals have been solid, due to the adverse weather conditions in many parts of the country more than 10,000 patient visits have been cancelled since January 1st resulting in an estimated earnings impact of at least $.04 per share. Management’s guidance range represents projected earnings from existing operations only and excludes future potential acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

U.S. Physical Therapy Declares Quarterly Dividend

The Company is increasing its quarterly dividend rate by 20% from $.10 to $.12 per share. The first quarterly dividend of 2014 for $.12 per share will be paid on April 4 to shareholders of record as of March 19.

Fourth Quarter and Year 2013 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, March 6, 2014 to discuss the Company’s Quarter and Year Ended December 31, 2013 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 34126042 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 6, 2014.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes as the result of government enacted national healthcare reform;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 472 outpatient physical and occupational therapy clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 18 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net patient revenues	$67,256	$61,052	$258,283	$244,100
Other revenues	1,349	1,329	5,775	5,551
Net revenues	68,605	62,381	264,058	249,651

Clinic operating costs:
Salaries and related costs	36,522	33,630	141,840	131,604
Rent, clinic supplies, contract labor and other	14,726	13,051	52,887	50,102
Provision for doubtful accounts	994	1,186	4,384	4,824
Closure costs	225	135	246	211
Total clinic operating costs	52,467	48,002	199,357	186,741

Gross margin	16,138	14,379	64,701	62,910

Corporate office costs	6,766	6,078	25,931	24,504

Operating income from continuing operations	9,372	8,301	38,770	38,406

Interest and other income, net	2	2	7	6
Interest expense	(140)	(108)	(538)	(557)

Income before taxes from continuing operations	9,234	8,195	38,239	37,855
Provision for income taxes	3,438	2,163	12,236	11,215

Net income from continuing operations including non-controlling interests	5,796	6,032	26,003	26,640
Discontinued operations, net of tax	(42)	(239)	(5,007)	(423)
Net income including non-controlling interests	5,754	5,793	20,996	26,217
Less: net income attributable to non-controlling interests	(1,893)	(1,750)	(8,273)	(8,284)
Net income attributable to common shareholders	$3,861	$4,043	$12,723	$17,933

Basic earnings per share attributable to common shareholders:
From continuing operations	$0.32	$0.36	$1.45	$1.54
From discontinued operations	-	(0.02)	(0.40)	(0.02)
Basic	$0.32	$0.34	$1.05	$1.52

Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.32	$0.35	$1.45	$1.53
From discontinued operations	-	(0.01)	(0.40)	(0.02)
Diluted	$0.32	$0.34	$1.05	$1.51

Shares used in computation:
Basic	12,103	11,911	12,063	11,804

Diluted	12,117	12,013	12,082	11,904

Dividends declared per common share	$0.10	$0.49	$0.40	$0.76

Earnings attributable to common shareholders:
From continuing operations	$3,903	$4,230	$17,492	$18,212
From discontinued operations	(42)	(187)	(4,769)	(279)
	$3,861	$4,043	$12,723	$17,933

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Earnings attributable to common shareholders:
From continuing operations	$3,903	$4,230	$17,492	$18,212
From discontinued operations	(42)	(187)	(4,769)	(279)
	$3,861	$4,043	$12,723	$17,933

Basic earnings per share attributable to common shareholders:
From continuing operations	$0.32	$0.36	$1.45	$1.54
From discontinued operations	-	(0.02)	(0.40)	(0.02)
Basic	$0.32	$0.34	$1.05	$1.52

Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.32	$0.35	$1.45	$1.53
From discontinued operations	-	(0.01)	(0.40)	(0.02)
Diluted	$0.32	$0.34	$1.05	$1.51

Shares used in computation:
Basic earnings per share -
weighted-average shares	12,103	11,911	12,063	11,804
Effect of dilutive securities -
Stock options	14	102	19	100
Denominator for diluted earnings per share -
adjusted weighted-average shares	12,117	12,013	12,082	11,904

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$12,898	$11,671
Patient accounts receivable, less allowance for doubtful
accounts of $1,430 and $1,595, respectively	30,820	25,973
Accounts receivable - other, less allowance for doubtful
accounts of $198 and $514, respectively	1,844	1,703
Other current assets	4,098	5,975
Total current assets	49,660	45,322

Fixed assets:
Furniture and equipment	38,965	36,316
Leasehold improvements	21,891	20,858
	60,856	57,174
Less accumulated depreciation and amortization	45,896	44,158
	14,960	13,016
Goodwill	143,955	100,188
Other intangible assets, net	14,479	12,146
Other assets	1,081	1,042
	$224,135	$171,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,722	$1,732
Accrued expenses	20,625	14,116
Current portion of notes payable	825	459
Total current liabilities	23,172	16,307
Notes payable	650	175
Revolving line of credit	40,000	17,400
Deferred rent	996	894
Other long-term liabilities	4,196	2,279
Total liabilities	69,014	37,055

Commitments and contingencies

Redeemable non-controlling interests	4,104	-

Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,315,882 and 14,129,651 shares issued, respectively	143	141
Additional paid-in capital	40,569	37,489
Retained earnings	119,206	111,321
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	128,290	117,323
Noncontrolling interests	22,727	17,336
Total equity	151,017	134,659
	$224,135	$171,714

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

	Year Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net income including noncontrolling interests	$20,996	$26,218
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,562	5,287
Provision for doubtful accounts	4,384	4,848
Gain on purchase price settlement	-	-
Equity-based awards compensation expense	2,743	2,102
Loss (gain) on sale of business and fixed assets	7,335	175
Excess tax benefit from exercise of stock options	(695)	(1,351)
Deferred income tax	2,369	3,738
Other	-	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,389)	(1,663)
Increase in accounts receivable - other	(5)	(561)
(Increase) decrease in other assets	1,803	(585)
(Decrease) increase in accounts payable and accrued expenses	4,833	(340)
(Decrease) increase in other liabilities	859	1,381
Net cash provided by operating activities	44,795	39,249

INVESTING ACTIVITIES
Purchase of fixed assets	(4,637)	(4,234)
Purchase of businesses, net of cash acquired	(46,628)	(7,929)
Acquisitions of noncontrolling interests	(1,876)	(2,244)
Sale of noncontrolling interests	233	239
Settlement of purchase price	-	-
Proceeds on sale of business and fixed assets, net	459	64
Net cash used in investing activities	(52,449)	(14,104)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(9,164)	(9,332)
Cash dividends to shareholders	(4,838)	(9,017)
Purchase and retire of common stock	-	-
Proceeds from revolving line of credit	150,800	79,900
Payments on revolving line of credit	(128,200)	(86,000)
Payment of notes payable	(459)	(434)
Tax benefit from stock options exercised	695	1,351
Other	47	75
Net cash provided by (used in) financing activities	8,881	(23,457)

Net increase in cash and cash equivalents	1,227	1,688
Cash and cash equivalents - beginning of period	11,671	9,983
Cash and cash equivalents - end of period	$12,898	$11,671

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,111	$6,361
Interest	$352	$639
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$1,300	$350

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC COUNT

Number
of
Date	Clinics

December 31, 2010	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423
December 31, 2012	431

March 31, 2013	441
June 30, 2013	449
September 30, 2013	447
December 31, 2013	472

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, (646) 536-7017